EXHIBIT 10.2

COLLATERAL ASSIGNMENT

This COLLATERAL ASSIGNMENT (“Assignment”) is made this  17th   day of February, 2006, by and between Biosource America, Inc., a Texas corporation, having its principal office at 2777 Allen Parkway, Suite 800, Houston, Texas 77019 (“Grantor”), and BIOsource Fuels, LLC, a Wisconsin limited liability company, having its principal office at 3111 152nd Avenue, Kenosha, Wisconsin 53144 (“Grantee”).

WHEREAS, Grantor is the beneficiary of that certain Confidentiality and Non-Competition Agreement of even date herewith between Grantor and Resodyn Corporation, a Delaware corporation (the “Confidentiality Agreement”);

WHEREAS, Grantee has extended a loan to Grantor pursuant to the terms and conditions of that certain Asset Purchase Agreement dated the date hereof between Grantor and Grantee (the “Asset Purchase Agreement”) and that certain Promissory Note dated the date hereof (the “Note”) made by Grantor in favor of Grantee;

IN CONSIDERATION OF the Asset Purchase Agreement and Grantee’s acceptance of the Note, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Grantor does hereby grant a security interest in and bargain, sell, assign, transfer, convey and set over unto Grantee all of the right, title and interest of Grantor presently existing or hereafter arising in and to the Confidentiality Agreement as additional security for performance of all obligations of Grantor arising in connection with the Note and Asset Purchase Agreement defined above.

Grantor warrants and represents that it has good right and authority to make this Collateral Assignment; that it has not heretofore made any assignment, pledge, alienation or other transfer of the Confidentiality Agreement or any of its rights hereunder; and that the Confidentiality Agreement is in full force and effect without amendment or modification.  Notwithstanding the above collateral assignment, Grantee shall not interfere with the Grantor’s rights, powers and privileges under the Confidentiality Agreement so long as no Event of Default occurs under the terms and conditions of the Note.

Upon the occurrence of an Event of Default as defined under the Note, Grantee may (but shall not be obligated to) succeed to all or any portion of Grantor’s right, title and interest in and to the Confidentiality Agreement and to enforce, waive, amend, modify or terminate all or any part of the Confidentiality Agreement, as Grantee in its sole discretion deems advisable.

Upon the payment in full of all obligations arising out of or in any way connected to the Note and the Asset Purchase Agreement, this Collateral Assignment shall automatically terminate.

This Assignment shall be governed by, construed and enforced in accordance with the laws of the State of Wisconsin.

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Signature page follows.]

Biosource America, Inc.		BIOsource Fuels, LLC
		By:	Kenosha Beef International, Ltd., Manager

By:	/s/ JD McGraw	By:	/s/ Jerome King

Its:	President	Its:	Chief Financial Officer

STATE OF	Texas	)	STATE OF WINSCONSIN		)

COUNTY OF	Harris	)	COUNTY OF KENOSHA		)SS.

Subscribed and sworn to before me this 17th day of February, 2006			Subscribed and sworn to before me this 17th day of February, 2006.

/s/ Cecilia D. Sanchez			/s/ Cheryl L. Peaslee

Notary Public, State of		Texas	Notary Public, State of	Wisconsin
My Commission Expires:		Oct. 26, 2009	My Commission Expires:	1-18-2009

[NOTARY SEAL]

SCHEDULE A

U.S. Patent Applications

Patent Application No.	Title	Filing Date
10/766,740	Production of Biodiesel and Glycerin from High Free Fatty Acid Feedstocks	January 26, 2004
60/537,251	Production of Biodiesel and Glycerin from High Free Fatty Acid Feedstocks	January 15, 2004
60/443,049	Industrial Process for the Production of Biodiesel and Glycerin from High Free Fatty Acid Feedstocks	January 27, 2004

(but excluding any right, title and interest Mr. Kirk Cobb may have in U.S. Provisional App. Serial No. 60/443,049 as a named inventor thereon)